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                                   EXHIBIT 16


                                [PWC LETTERHEAD]


March 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements made by DT Industries, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated March 22, 2004. We agree with the statements concerning our Firm in such Form 8-K. However, we have no basis to comment regarding the actions referred to in the sixth and final sentences of the third paragraph for addressing internal accounting control deficiencies. It should also be noted that we were notified by the Company on March 17, 2004 that we were being terminated pending written consents from all of the audit committee members. We confirmed in writing to the Company and the Securities and Exchange Commission on March 17, 2004 that the client-auditor relationship between the Company and us has ceased.

Very truly yours,


/S/ PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP